EXHIBIT 4.1
GPS INDUSTRIES, INC.
CERTIFICATE OF DESIGNATION
OF THE
SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 78.195 of the General
Corporation Law of the State of Nevada

GPS Industries, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation by unanimous written consent effective August 23, 2006:

RESOLVED, that, Article Four of the Amended Articles of Incorporation, creates and authorizes up to 50,000,000 shares of preferred stock (the “Preferred Stock”). As of the date hereof, 15,000,000 shares have been designated as Series A 5% Convertible Preferred Stock, of which no shares are currently outstanding. Accordingly, there are 35,000,000 shares of Preferred Stock which have the status of authorized but undesignated and unissued shares of Preferred Stock.

RESOLVED FURTHER, the Board of Directors of the Corporation hereby establishes a series of Series B Convertible Preferred Stock to consist of 4,000,000 shares, and hereby fixes the powers, designation, preferences and relative participating, optional and other rights of such series of Series B Convertible Preferred Stock, and the qualifications, limitations and restrictions thereof, as follows:

1. Designation.

(a) The designation of the series of Series B Convertible Preferred Stock created by this resolution shall be “Series B Convertible Preferred Stock” (hereinafter called the “Series B Preferred Stock”).

(b) All shares of Series B Preferred Stock shall be identical with each other in all respects.

2. Liquidation Rights.

(a) General. In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, holders of each share of Series B Preferred Stock shall be entitled to be paid out of the assets or surplus funds of the Corporation legally available for distribution to holders of the Corporation’s capital stock of all classes (whether such assets are capital, surplus, or earnings) before any sums shall be paid or any assets or surplus funds distributed among the holders of Common Stock or to the holders of any series of Preferred Stock which may be junior in right of preference to Series B Preferred Stock, an amount equal to $10.00 per share (as adjusted to equitably reflect any stock splits, stock dividends or any, combination, reclassification or similar transactions after the date hereof) of Series B Preferred Stock plus any unpaid dividends thereon (the “Stated Value”). After payment to the holders of the Series B Preferred Stock of the amount set forth in this Section 2(a), the remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series B Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they have a right to acquire upon conversion of the shares of the Series B Preferred Stock held by them.

(b) Distributions Other than Cash. Whenever the distribution provided for in this Section 2 shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. In each such case, the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution in accordance with the provisions hereof.

If the assets of the Corporation shall be insufficient to permit the payment in full to holders of the Series B Preferred Stock of the preferential amount set forth in this Section 2, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series B Preferred Stock in accordance with the aggregate liquidation preference of the shares of Series B Preferred Stock held by each of them.

The sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation, or the merger, consolidation or reorganization of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation or any other transaction or series of related transactions, in each case where the shareholders of the Corporation do not continue to hold the majority of the voting power after such merger, consolidation or reorganization, shall be deemed to be a liquidation for the purposes of this section (and such actions shall be considered “Deemed Liquidation” for this Certificate of Designations).

3. Conversion.

The holders of Series B Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value ($10.00) of one share of Series B Preferred Stock by the Conversion Price (the “Conversion Price”) at the time in effect for a share Series B Preferred Stock. The Conversion Price per share of Series B Preferred Stock initially shall be $.061, subject to adjustment from time to time as provided below.

(b) Intentionally Deleted.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder of a share of Series B Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then applicable Conversion Price of the Series B Preferred Stock. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 3(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted. The Corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series B Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.

(d) Status of Converted Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to this Section 3, the shares so converted shall be canceled and shall not be reissued as Series B Preferred Stock by the Corporation. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

(e) Certain Adjustments and Distributions.

(i) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of each share of Series B Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price of each share of Series B Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii) Stock Dividends and Other Distributions. In the event the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding repurchases of securities by the Corporation not made on a pro rata basis) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted for in this Section 3 or as provided for in Section 1 in connection with a dividend, then and in each such event the holders of Series B Preferred Stock shall receive, at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event.

(iii) Reorganizations, Recapitalizations, Reclassifications or Similar Events. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, recapitalization, reclassification or otherwise, then each share of Series B Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Series B Preferred Stock shall have been entitled upon such reorganization, recapitalization, reclassification, merger, consolidation or other event.

(iv) Certain Issuances at Less Than The Conversion Price.

(A) If the Corporation shall, at any time or from time to time, issue any shares of Common Stock (or be deemed to have issued shares of Common Stock as provided in Section 3(e)(iv)(B)) other than Excluded Securities (as defined below), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to each such issuance then the Conversion Price shall forthwith (except as provided in this Section 3(e)(iv)(A)) be lowered to a price equal to the quotient obtained by dividing:

(1) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to Section 3(e)(iv)(B)(3)) (it being understood that the shares of Common Stock issuable upon conversion of the Series B Preferred Stock immediately prior to such issuance shall be deemed to be outstanding for all purposes of the computation required in this Section 3(e)(iv)(A)(1)), immediately prior to such issuance multiplied by the Conversion Price as in effect immediately prior to such issuance, plus

(2) the consideration received by the Corporation upon such issuance, by

(3) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to Section 3(e)(iv)(B)) (it being understood that the shares of Common Stock issuable upon conversion of the Series B Preferred Stock immediately prior to such issuance shall be deemed to be outstanding for all purposes of the computation required in this Section 3(e)(iv)(A)(3)), immediately after the issuance of such Common Stock.

(B) For the purposes of any adjustment of the Conversion Price pursuant to Section 3(e)(iv)(A), the following provisions shall be applicable:

(1) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash be shall be deemed to be the fair market value thereof as determined in good faith by the Board, irrespective of any accounting treatment.

(3) In the case of the issuance of (x) options to purchase or rights to subscribe for Common Stock, (y) securities by their terms convertible into or exchangeable for Common Stock or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities:

(i) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 3(e)(iv)(B)(1), 3(e)(iv)(B)(2) and 3(e)(iv)(B)(3)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(ii) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 3(e)(iv)(B)(1), 3(e)(iv)(B)(2) and 3(e)(iv)(B)(3));

(iii) on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any options or rights or conversions of or exchanges for such securities, other than a change resulting from the anti-dilution provisions thereof, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change;

(iv) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities in each case having been issued by the Corporation, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof; and

(v) no further adjustment of the Conversion Price, as adjusted upon the issuance of such options or rights, rights to convert or exchange or options or rights related to such convertible or exchangeable securities.

(C) “Excluded Securities” shall mean (i) any securities issued or issuable to employees, officers, directors of, or contractors, consultants or advisors to, the Corporation pursuant to stock purchase or stock option plans, stock bonuses or awards, contracts or other arrangements and any shares of Common Stock issuable upon exercise of any such securities, (ii) stock issued upon the conversion or exercise of any convertible securities, options, warrants or other rights to acquire capital stock of the Corporation issued on or before the date hereof, (iii) stock issued in connection with any stock split, stock dividend or recapitalization by the Corporation, (iv)  securities issued pursuant to commercial credit arrangements, equipment financings or similar transactions, (v) stock issued upon conversion of the Series B Preferred Stock, and (vi) securities issued pursuant to strategic transactions with an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds or pursuant to acquisitions or equipment leases, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock to which such adjustment pertains a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Series B Preferred Stock.

(g) No Impairment. The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation will promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(j) Notices. Any notice required by the provisions of this Section 3 to be given to any holder of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the Corporation’s books.

4. Covenants. The Corporation is prohibited from taking any actions to amend or repeal any provision of, or add any provision to, the Corporation’s Amended Articles of Incorporation, Bylaws or this Certificate of Designation, if such action would change adversely the preferences, rights, privileges or powers of, or restrictions provided for the benefit of, the holders of the Series B Preferred Stock.

5. Dividends. Except as set forth below, the holders of the Series B Preferred Stock shall not be entitled to receive dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount equal to: (i) in the case of a dividend on Common Stock, an amount equal to the amount that would have been payable had the Series B Preferred Stock been converted into Common Stock immediately prior to the record date for such dividend; (ii) in the case of a dividend on any other series of Preferred Stock that is convertible into Common Stock, that dividend per share as if all such shares of Series B Preferred Stock and all shares of such other series of Preferred Stock had been converted into Common Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (iii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by $10.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares at any time after the date hereof).

6. Voting Rights.

(a) General. Except as otherwise expressly provided herein or as required by law, each holder of shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the Series B Preferred Stock could be converted on the record date for such vote, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock.

(b) Approval by Holders of Series B Preferred Stock. So long as Leisurecorp LLC is the owner of record of 25% or more of the number of shares of Series B Preferred Stock that it purchased pursuant to that certain the Securities Purchase Agreement, dated as of November 13, 2006 by and between the Company and the signatories thereto (the “Securities Purchase Agreement”), the Corporation shall not, without first obtaining the prior approval of the holders of a majority of the then outstanding shares of Series B Preferred Stock, voting separately as a class:

(i) Amend, waive or repeal any provision of, or add any provision to, the Corporation’s Articles of Incorporation or Bylaws if such action would adversely affect the rights, preferences, privileges, or restrictions of the Series B Preferred Stock;

(ii) Authorize, create and/or issue any class or series of the Corporation’s capital stock or any rights, options, warrants or other securities that are convertible into or exchangeable for any capital stock of the Corporation, having any right, preference or privilege superior to or on parity with the Series B Preferred Stock in any respect whether by reclassification or otherwise;

(iii) Pay, declare or set aside for payment any dividends or distributions on any shares of capital stock of the Corporation;

(iv) Alter, amend or change any of the provisions of this Certificate of Designation;

(v) Redeem, repurchase, acquire, declare a dividend (or set aside money for such purchase) with respect to any security of the Corporation, except that the Corporation may repurchase shares of its capital stock issued pursuant to the Corporation’s stock compensation plans already in effect at such time in accordance with the terms of such plans;

(vi) Increase or decrease the authorized number of shares of Series B Preferred Stock, or issue any shares of Series B Preferred Stock other than pursuant to the terms of the Securities Purchase Agreement;

(vii) Proceed with any transaction that would cause a Deemed Liquidation or any other merger, consolidation, or business combination or other acquisition involving the Corporation (other than solely for the purposes of reincorporation);

(viii) Increase or decrease the authorized number of directors on the Corporation’s Board of Directors;

(ix) Agree or commit to take any of the actions set forth in the foregoing clauses (i) - (viii).

(c) Election of Directors. The holders of a majority of the outstanding shares of Series B Preferred Stock shall have the right, voting as a separate class, to elect three members of the Corporation’s board of directors (the “Preferred Directors”), of which two shall be designated by such holders of a majority of the outstanding shares of Series B Preferred Stock as the “Reviewing Preferred Directors.” In the event one of the Preferred Directors resigns, is removed or otherwise leaves the Board of Directors, the holders of a majority of the outstanding shares of Series B Preferred Stock shall have the right to fill such vacancy by electing a replacement Preferred Director. Any Preferred Director may be removed, with or without cause, by the affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock.

7. Board of Director Restrictions. The Board of Directors may not take any of the following actions, and none of the following actions shall be valid and constitute an action of the Board of Directors, unless such action is approved by a majority of the Board of Directors, which majority shall include at least one of the Reviewing Preferred Directors:

i.	Recapitalize or reorganize the Corporation or voluntarily liquidate, dissolve or wind up the Corporation;

ii.
Incur any new indebtedness or refinance any existing indebtedness for borrowed money (which shall include for purposes hereof capital lease obligations and guarantees or other contingent obligations for borrowed money) other (a) than trade payables and accrued expenses incurred in the ordinary course of business, and (b) indebtedness not to exceed at any time $500,000 in the aggregate; provided, however, that Corporation may extend the payment dates or the maturity date of any indebtedness for borrowed money;

iii.	Approve, adopt or amend the Corporation’s annual budget (the “Budget”) or any provision thereof;

iv.
Unless included in the Corporation’s annual budget approved by the Board of Directors for the then-current fiscal year in accordance with this Section 7, incur or commit to incur any capital or operating expenditures (other than purchases of inventory purchased solely for, and specifically to fill signed purchase orders) in excess of (a) $50,000 in one or a series of related expenditures, or (b) in excess of $250,000 in the aggregate;

v.
Hire or fire the (a) Corporation’s Chief Executive Officer, (b) the Corporation’s Chief Financial Officer, or (c) any other officer or employee of the Corporation who, at the time of hiring, earns or is expected to earn a base salary (excluding bonuses) of $100,000 or more per year (a “Qualified Employee”), enter into or approve any employment agreement or consulting agreement or arrangement with a Qualified Employee, or amend or waive or approve the amendment or waiver of any material provision of any employment agreement or consulting agreement or other arrangement with a Qualified Employee;

vi.
Acquire any assets or equity securities of any other business or entity, or sell any assets of the Corporation (other than in the ordinary course of business), in each case if the transaction value of such acquisition or disposition is greater than $2,000,000;

vii.
Issue equity securities or options to any employees, directors, consultants or other persons eligible to participate in the Corporation’s stock compensation, bonus or other compensation plan (collectively, “Company Plans”) other than pursuant to such Company Plans;

viii.	Alter or amend any existing Company Plan, or adopt or enter into any new Company Plan; and

ix.
Enter into any agreement, or effect a transaction with any of the Corporation's affiliates or stockholders or any of the Corporation’s stockholders' affiliates or any family member of an officer or director of the Corporation, except for transactions and agreements that exist as of the date hereof.

The restrictions contained in this Section 7 shall remain in effect until the earlier of (i) the date on which Leisurecorp LLC is the owner of record of less than 25% of the number of shares of Series B Preferred Stock that it purchased pursuant to that certain the Securities Purchase Agreement, or (ii) the Corporation met or exceeded the Budget, as amended pursuant to Section 7.iii, for two consecutive fiscal years. Notwithstanding any notice procedures in the Corporation’s bylaws, notice of all actions subject to this Section 7 shall be given to each Preferred Director in writing by both facsimile and by e-mail at such addresses as specified from time to time by the Reviewing Preferred Directors.

8. Participation in Future Financings. In the event that the Corporation intends to effect a sale (a “Subsequent Financing”) of its Common Stock or Common Stock Equivalents (as defined below) other than the sale or issuance of additional shares of Series B Preferred Stock pursuant to the Securities Purchase Agreement, each Qualified Holder (as defined below) shall have the right to participate in each such Subsequent Financing to the extent specified herein. At least 15 calendar days prior to the scheduled closing of a Subsequent Financing, the Corporation shall deliver to each Qualified Holder a written notice of its intention to effect a Subsequent Financing (a “Subsequent Financing Notice”), which Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing and the amount of proceeds intended to be raised thereunder. If, by the close of business on or before the tenth day after Qualified Holders receive the Subsequent Financing Notice, the Corporation receives a written notice from any Qualified Holder informing the Corporation of such Qualified Holder’s desire to participate in the Subsequent Financing, such Qualified Holder shall thereafter have the right to purchase in the Subsequent Financing up to its “Pro Rata Portion” (as defined below) of the Common Stock and Common Stock Equivalents sold in the Subsequent Financing. Failure to respond to the Corporation in writing within the foregoing 10-day period shall be conclusively deemed to have been an election by Qualified Holders not to participate in the Subsequent Financing. In the event that the Corporation changes the proposed terms of the Subsequent Financing after notifying a Qualified Holder, the Corporation must notify such Qualified Holder of the changed terms even if the Qualified Holder failed to respond to the earlier Subsequent Financing Notice and the Qualified Holder shall then have another fifteen day period to respond to such notice. The Corporation may not close a Subsequent Financing without first complying with all of the terms of this provision and the Corporation may not sell securities in a Subsequent Financing on terms and conditions that differ from those disclosed to Qualified Holders in a Subsequent Financing Notice. “Pro Rata Portion” means the ratio of (x) the number of shares of Common Stock beneficially owned by each Qualified Holder at the time that the Subsequent Financing Notice was delivered, and (y) the sum of the number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable upon the exercise or conversion of all outstanding Common Stock Equivalents.  Notwithstanding the foregoing, Subsequent Financing shall not include any issuance of any Excluded Securities (as defined in Section 3(e)(iv)(C), above). The term “Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time shares of Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Stock. The term “Qualified Holder” means, at the time of determination, any holder who is the registered owner of more than 100,000 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares at any time after the date hereof).